Exhibit 99.1

I-FLOW CORPORATION	20202 Windrow Drive Lake Forest, CA 92630 (800) 448-3569 (949) 206-2700 Fax (949) 206-2600	FOR IMMEDIATE RELEASE

Investor Contact: Neil Berkman Berkman Associates (310) 277-5162 info@BerkmanAssociates.com	Company Contact: James R. Talevich Chief Financial Officer (949) 206-2700 www.iflo.com
I-Flow Reports 34% Increase in Regional Anesthesia Sales
For the Third Quarter of 2006 Versus Prior Year
     LAKE FOREST, CALIFORNIA, October 26, 2006 . . . I-FLOW CORPORATION (NASDAQ:IFLO) today announced financial results for the third quarter ended September 30, 2006, highlighted by a 34% increase in Regional Anesthesia revenue and a 31% increase in total third quarter revenue from continuing operations compared to the same period of 2005.
     “Our Regional Anesthesia business turned in another strong performance in this year’s third quarter, driven by continued growth in sales of our proprietary family of ON-Q® products for the relief of post-surgical pain without narcotics. Particularly encouraging were sales of our recently introduced ON-Q SilverSoakerTM line of products, which offer enhanced antimicrobial properties as an added layer of protection against the risk of infection; ON-Q tunneling accessories, which are expanding the market for our proprietary ON-Q PainBuster® by delivering even better outcomes, especially in large-incision surgeries; and ON-Q C-bloc®, which is proving especially effective in orthopedic surgeries. ON-Q C-bloc revenues increased 186% in this year’s third quarter to $1,739,000 from $607,000 in the prior year quarter. For the nine months ended September 30, 2006, C-bloc revenues increased 168% to $4,287,000 from $1,598,000 in the prior year period. In the future, we will focus even more of our resources on nurturing and growing this aspect of our business.
     “These results demonstrate the power of our strategy to redefine recovery and establish ON-Q as the treatment of choice for the relief of post-surgical pain. The productivity of our sales team continues to be strong as they sell more of our unique and premium priced products which deliver even better outcomes for patients and hospitals alike. The increasing effectiveness of our sales team is evidenced by the 34% increase in Regional Anesthesia revenue which included a 12% increase in ON-Q average selling price for the first nine months of this year compared to the same period last year. Third party clinical studies of an ever-expanding range of surgical applications show that ON-Q significantly reduces the use of narcotics and improves patient outcomes. Our carefully targeted co-marketing and advertising programs are working to increase awareness and expand the market potential for our ON-Q products. The proposed sale of our InfuSystem, Inc. subsidiary will allow us to pursue this proven strategy even more aggressively in the years to come,” said Donald M. Earhart, Chairman, President and Chief Executive Officer of I-Flow.
     On September 29, 2006, I-Flow signed a definitive agreement to sell InfuSystem to HAPC, Inc. (OTCBB:HAPN.OB) (formerly Healthcare Acquisition Partners Corp.) for $140 million in the form of cash and a secured note, subject to certain purchase price adjustments based on the level of working capital. As a result, InfuSystem’s operating results have been reclassed as discontinued operations effective
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I-Flow Reports 34% Increase in Regional Anesthesia Sales For the Third Quarter of 2006
Versus Prior Year
October 26, 2006
Page Two
in the quarter ended September 30, 2006 and all prior periods presented. The transaction is subject to standard conditions and approval by the shareholders of HAPC, Inc., and currently is expected to close by the end of 2006 or early 2007.
     “InfuSystem has performed brilliantly since I-Flow acquired the business in 1998. However, our strategic focus for future growth is on I-Flow’s pain relief products and reinforcing our leadership in the still largely untapped market for treating acute pain after surgery. We believe that the closing of this transaction will represent an exceptional value to our shareholders while enabling us to concentrate our efforts on the tremendous long-term growth opportunity we see in our proprietary ON-Q franchise.
     “We are now developing our plans on how best to use the additional management time and financial resources that will come with the closing of the InfuSystem transaction. While we have yet to reach any conclusions as to precisely what we will do in terms of expanding our sales force and our marketing programs and so on, what is certain is that we expect to implement a variety of activities and programs designed to capture a bigger share of the market for post-surgical pain relief than we have today. We believe that we are by far the clear leader in this market now, but we think that the business is still in its infancy and that there is tremendous growth still to come. We want to do everything we can to ensure that I-Flow captures as much of what we believe to be a more than $2 billion U.S. market opportunity and to do so as quickly as possible. While we will not ignore spending efficiencies and eventually delivering a profit, our near-term focus will be to drive topline sales as hard and fast as we can.
     “We are pleased by the Company’s third quarter performance, and we continue to expect growth in total revenue from continuing operations of about 25% for 2006,” Earhart said.
Third Quarter Results
     For the three months ended September 30, 2006, revenue from continuing operations increased 31% to $23,813,000 from $18,154,000 for the third quarter of 2005.
     Sales in the Company’s Regional Anesthesia segment, which includes the ON-Q PainBuster Post-Operative Pain Relief System, the ON-Q C-bloc Continuous Nerve Block System, the ON-Q Soaker® Catheter, the recently introduced ON-Q SilverSoaker Catheter, and ON-Q third party billings, increased 34% for this year’s third quarter versus the prior year quarter to $16,972,000, a third quarter record, from $12,713,000 last year.
     IV Infusion Therapy revenue increased 26% to $6,841,000 from $5,441,000 in the prior year quarter, reflecting strong growth in both our domestic and our international markets. Earhart said that growth in IV Infusion Therapy revenue is expected to return to a more moderate pace beginning in the fourth quarter.
     SG&A expenses increased 13% for the third quarter of 2006 compared to the third quarter of 2005, well below the rate of revenue growth for the period.
     The income from continuing operations for the third quarter of 2006 was $16,835,000, or $0.69 per diluted share, which included stock-based compensation expense of $1,279,000 and an estimated income tax benefit of $17.9 million due to a full release of the valuation allowance for deferred tax assets. The Company is currently analyzing its tax position, and the amount of the gain is a preliminary estimate pending completion of final analysis. This compares to a loss from continuing operations for the third quarter of 2005 of $2,100,000, or $0.09 per diluted share, which included stock-based compensation expense of $686,000. The income tax benefit was consistent with the guidance in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes”, which addresses financial accounting for deferred tax assets. The Company regularly reviews its deferred tax assets for recoverability and establishes a valuation allowance when it is more likely than not, based on available evidence, that projected future taxable income will be insufficient to recover the deferred tax assets. The Company believes that due to the pending sale of InfuSystem, it is more likely than not that future taxable income will be sufficient to recover the deferred tax assets.
     Income from discontinued operations, net of tax, for the third quarter of 2006 was $24,000, or $0.00 per diluted share. This included expenses of $1,661,000 associated with the anticipated divestiture of the Company’s InfuSystem subsidiary. For the third quarter of 2005, income from discontinued operations was $1,612,000, or $0.07 per diluted share.
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I-Flow Reports 34% Increase in Regional Anesthesia Sales For the Third Quarter of 2006
Versus Prior Year
October 26, 2006
Page Three
     The net income for the three months ended September 30, 2006 was $16,859,000, or $0.69 per diluted share. This compares to a net loss for the three months ended September 30, 2005 of $488,000, or $0.02 per diluted share.
     At September 30, 2006, I-Flow reported net working capital of approximately $65.4 million, including cash and cash equivalents and short-term investments of $24.3 million (excluding $1.5 million in assets held for sale), no long-term debt, and shareholders’ equity of $100.5 million.
Nine Months Results
     For the nine months ended September 30, 2006, revenue from continuing operations increased 27% to $66,149,000 from $52,275,000 for the first nine months of 2005. Regional Anesthesia revenue increased 34% to $48,296,000 from $35,995,000. IV Infusion Therapy revenue increased 10% to $17,853,000 from $16,280,000.
     SG&A expenses increased 13% to $52,112,000 for the first nine months of 2006 compared to $46,171,000 for the first nine months of 2005.
     The income from continuing operations for the first nine months of 2006 was $14,085,000, or $0.58 per diluted share, which included stock-based compensation expense of $3,724,000 and an estimated income tax benefit of $17.9 million due to a full release of the valuation allowance for deferred tax assets. The Company is currently analyzing its tax position, and the amount of the gain is a preliminary estimate pending completion of final analysis. This compares to a loss from continuing operations for the first nine months of 2005 of $6,959,000, or $0.31 per basic and diluted share, which included stock-based compensation expense of $2,198,000.
     Income from discontinued operations, net of tax, for the first nine months of 2006 was $2,725,000, or $0.11 per diluted share, which included expenses of $1,828,000 associated with the anticipated divestiture of InfuSystem. Income from discontinued operations, net of tax, for the first nine months of 2005 was $3,817,000, or $0.17 per diluted share.
     The net income for the nine months ended September 30, 2006 was $16,810,000, or $0.69 per diluted share. This compares to a net loss for the nine months ended September 30, 2005 of $3,142,000, or $0.14 per diluted share.
Conference Call
     I-Flow has scheduled a conference call today at 11:00 a.m. EDT. A simultaneous webcast may be accessed from the Investors link at www.IFLO.com. A replay will be available after 1:00 p.m. EDT at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21306237, after 1:00 p.m. EDT.
     The financial results included in this release are unaudited. The Company’s complete financial statements for the three and nine months ended September 30, 2006 and 2005 will be included in I-Flow’s Quarterly Report on Form 10-Q to be filed with the SEC on or about November 6, 2006.
About I-Flow
     I-Flow Corporation (www.IFLO.com) designs, develops and markets technically advanced, low cost ambulatory infusion systems that are redefining the standard of care by providing life enhancing, cost-effective solutions for pain relief.
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I-Flow Reports 34% Increase in Regional Anesthesia Sales For the Third Quarter of 2006
Versus Prior Year
October 26, 2006
Page Four
“Safe Harbor” Statement
     Certain disclosures made by the Company in this press release and in other reports and statements released by the Company are and will be forward looking in nature, such as comments that express the Company’s opinions about trends and factors that may impact future operating results. Disclosures that use words such as the Company “believes”, “anticipates”, or “expects” or use similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ from those expected, and readers are cautioned not to place undue reliance on these forward-looking statements. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events. Readers are also urged to carefully review and consider the various disclosures made by the Company in this release, which seek to advise interested parties of the risks, and other factors that affect the Company’s business, as well as in the Company’s periodic reports on Forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. The risks affecting the Company’s business include, among others: successful consummation of the previously announced sale of InfuSystem, Inc; physician acceptance of infusion-based therapeutic regimens; implementation of our direct sales strategy; dependence on our suppliers and distributors; reliance on the success of the home health care industry; our continuing compliance with applicable laws and regulations, such as the Food, Drug and Cosmetic Act, and the FDA’s concurrence with our management’s subjective judgment on compliance issues; the reimbursement system currently in place and future changes to that system; competition in the industry; economic and political conditions in foreign countries; currency exchange rates; inadequacy of booked reserves; technological changes; and product availability and acceptance. All forward-looking statements, whether made in this release or elsewhere, should be considered in context with the various disclosures made by the Company about its business.
(table attached)

I-FLOW CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except for per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net revenues	$23,813	$18,154	$66,149	$52,275
Cost of sales	6,936	5,124	18,274	13,989

Gross profit	16,877	13,030	47,875	38,286
Costs and expenses:
Selling, general & administrative	17,689	15,639	52,112	46,171
Product development	617	639	1,764	1,934

Total expenses	18,306	16,278	53,876	48,105
Operating loss	(1,429)	(3,248)	(6,001)	(9,819)
Interest income, net	252	241	667	714

Operating loss from continuing operations before income taxes	(1,177)	(3,007)	(5,334)	(9,105)
Income tax benefit	(18,012)	(907)	(19,419)	(2,146)

Income (loss) from continuing operations	16,835	(2,100)	14,085	(6,959)
Income from discontinued operations, net of tax	24	1,612	2,725	3,817

Net income (loss)	$16,859	$(488)	$16,810	$(3,142)

Per share of common stock, basic
Income (loss) from continuing operations	$0.72	$(0.09)	$0.61	$(0.31)
Income from discontinued operations, net of tax	0.00	0.07	0.12	0.17

Net income (loss)	$0.72	$(0.02)	$0.73	$(0.14)

Per share of common stock, diluted
Income (loss) from continuing operations	$0.69	$(0.09)	$0.58	$(0.31)
Income from discontinued operations, net of tax	0.00	0.07	0.11	0.17

Net income (loss)	$0.69	$(0.02)	$0.69	$(0.14)

Weighted average shares — Basic	23,429	22,518	23,159	22,377

Weighted average shares — Diluted	24,544	22,518	24,325	22,377

CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
($ in thousands)

	Sep. 30,	Dec. 31,		Sep. 30,	Dec. 31,
ASSETS	2006	2005	LIABILITIES AND EQUITY	2006	2005
Cash, Equivalents & Short-term Investments	$24,340	$24,689	Current Liabilities	$11,360	$9,285
Accounts Receivable, Net	16,823	13,423	Current Liabilities -
Inventories, Net	14,446	11,529	Assets Held for Sale	3,336	3,619
Other Current Assets	1,544	1,206
Deferred Taxes - Current	10,814	—
Net Current Assets - Assets Held for Sale	12,103	11,790	Long-term Liabilities	—	—
Property, Plant & Equipment, Net	2,649	2,575
Other Assets	2,799	2,810
Deferred Taxes - Noncurrent	15,790	—
Noncurrent Assets - Assets Held for Sale	13,918	14,931	Shareholders’ Equity	100,530	70,049

Total	$115,226	$82,953		$115,226	$82,953